                                DONNKENNY, INC.
                                 1411 BROADWAY
                            NEW YORK, NEW YORK 10018


                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          ---------------------------


                                                                  June 27, 1997


TO THE STOCKHOLDERS OF

         DONNKENNY, INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Donnkenny, Inc. (the "Company") will be held at The Princeton Club of New York, 15 West 43rd Street, New York, New York at 10:00 a.m. local time, on July 30, 1997, for the following purposes:

         1. To elect the Board of Directors to serve until the next subsequent annual meeting.

         2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997.

         3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         All stockholders are invited to attend the meeting. Only stockholders of record at the close of business on June 23, 1997, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the meeting.

         WHETHER OR NOT YOU PLAN TO BE PRESENT AT THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.


                                            By Order of the Board of Directors,




                                            HARVEY HOROWITZ
                                            Secretary

New York, New York
June 27, 1997

                                DONNKENNY, INC.
                                 1411 BROADWAY
                            NEW YORK, NEW YORK 10018
                                 (212) 730-7770


                          ---------------------------

                                PROXY STATEMENT

                          ---------------------------


         The accompanying proxy is solicited by the Board of Directors of Donnkenny, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting"), to be held at 10:00 a.m. local time on July 30, 1997 at The Princeton Club of New York, 15 West 43rd Street, New York, New York and any postponement or adjournment thereof. At the Annual Meeting, stockholders of the Company will be asked to approve each of the proposals listed in the Notice of Annual Meeting of Stockholders. This Proxy Statement contains details on these matters and we urge you to give it your attention.

                               VOTING OF PROXIES

         The Company will bear the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, certain officers and employees of the Company, without extra remuneration, may also solicit proxies by telefax, by telephone, and in person. In addition to mailing copies of this material to stockholders, the Company may request persons, and reimburse them for their expenses in connection therewith, who hold stock in their names or custody or in the names of nominees for others to forward such material to those persons for whom they hold stock of the Company and to request the authority for execution of the proxies.

         When a proxy is received, properly executed, prior to the meeting, the shares represented thereby will be voted at the meeting in accordance with the terms thereof and the instructions, if any, given therein. If no instructions are provided in a proxy, it will be voted FOR the Board's nominees for director, FOR ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company, and in accordance with the proxy-holder's best judgment as to any other matters raised at the Annual Meeting.

         A stockholder who has executed a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of the Company, executing and delivering to the Company a later dated proxy reflecting contrary instructions, or appearing at the Annual Meeting and taking appropriate steps to vote in person. The approval of a plurality of shares present in person or represented by proxy at the meeting and entitled to be voted thereat is required for election of the nominees as directors. In all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to be voted thereat is required for the adoption of such matters.

         At the close of business on June 23, 1997, 14,069,940 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"), were outstanding and eligible for voting at the meeting. Each stockholder of record is entitled to one vote for each share held on all matters that come before the meeting. Only stockholders of record at the close of business on June 23, 1997 are entitled to notice of and vote at the meeting. The holders of a majority of the outstanding shares of common stock of the Company entitled to vote at the meeting, whether present in person or represented by proxy, shall constitute a quorum.

         This proxy material is first being mailed to stockholders commencing on or about June 27, 1997.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

         The by-laws of the Company provide for a Board of Directors of not fewer than two nor more than ten members. The specific number of directors is set by a resolution adopted by a majority of the entire Board of Directors. On March 9, 1995, the Board of Directors adopted a resolution which established the size of the Board of Directors at five members effective on April 19, 1995. On June 10, 1997, the Board of Directors adopted a resolution which established the size of the Board of Directors at nine members effective on the date of the Annual Meeting. It is proposed to elect nine directors to serve until the Annual Meeting of Stockholders in 1998 and until their respective successors have been elected and qualified. Four of the nominees currently serve on the Board of Directors.

         The persons named in the accompanying proxy intend to vote for the election as directors of the nine nominees listed herein, unless contrary instructions are given. All of the nominees have consented to serve if elected. The Board of Directors has no reason to believe that any of the nominees will not serve if elected, but if any of them should become unavailable to serve as a director, and if the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF EACH NOMINEE FOR ELECTION AS DIRECTOR.

         The following table sets forth certain information with respect to each person nominated and recommended to be elected by the Board of Directors of the Company and is based on the records of the Company and information furnished to it by the nominees. Reference is made to "Security Ownership of Certain Beneficial Owners and Management" for information pertaining to stock ownership by the nominees.


NAME OF NOMINEE                                  AGE          DIRECTOR SINCE
---------------                                  ---          --------------
Harvey A. Appelle......................           52               1992
James W. Crystal.......................           59               1993
Harvey Horowitz........................           54               1994
Lynn Siemers-Cross.....................           38               1997
Herbert L. Ash.........................           55                --
Sheridan C. Biggs......................           63                --
Robert H. Cohen........................           58                --
Daniel H. Levy.........................           54                --
Robert H. Martinsen ...................           63                --

--------------

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

         HARVEY A. APPELLE, a director of the Company, was appointed Chairman of the Board and Chief Executive Officer of the Company on December 19, 1996. Mr. Appelle has been the President of HarGil Capital Associates Ltd., a private investment firm, since 1994. From 1985 to 1993, he was a Managing Director of the Investment Banking Division of Merrill Lynch Pierce Fenner & Smith Inc. and a Senior Vice President of Merrill Lynch Interfunding Inc.

         JAMES W. CRYSTAL, a director of the Company, has been President since 1978, and Chairman of the Board since 1989, of Frank Crystal & Co., Inc., international insurance brokers.

         HARVEY HOROWITZ, a director of the Company, became Vice President and General Counsel of the Company on October 1, 1996. Prior thereto he was a partner of the law firm Squadron, Ellenoff, Plesent & Sheinfeld, LLP, for more than the past five years.

         LYNN SIEMERS-CROSS, a director of the Company, became President and Chief Operating Officer of the Company on April 14, 1997. Prior thereto she was President of the Oak Hill Division of the Company. Ms. Siemers-Cross was continuously employed by the Oak Hill Division for more than five years.

         HERBERT L. ASH has been a partner at the law firm of Hahn & Hessen, Attorneys, since 1972. Mr. Ash has been a director of Hampton Industries, Inc., a manufacturer of apparel, since 1994. He is also a Trustee of the National Jewish Medical and Research Center, Denver, Colorado.

         SHERIDAN C. BIGGS is Executive-in-Residence at the Graduate Management Institute at Union College. Prior to that, he was a senior partner of Price Waterhouse, the accounting and consulting firm, for thirty-one years until his retirement in 1994. During his career at Price Waterhouse, Mr. Biggs served as a Vice Chairman and member of the firm's management committee.

         ROBERT H. COHEN is the founder, President and Chief Executive Officer of Recharge Corporation of America, a recycling company formed on July 1, 1995. He has also been Chief Executive Officer of R.J.C. Development Corporation, a real estate company, since 1987. For several years prior to founding Recharge Corporation of America, Mr. Cohen invested for his own account, having retired in 1996 as President and Chief Executive Officer of Craftex Creations, Inc., a manufacturer of intimate apparel, and in 1993 of Shamrock Outlet Stores, Inc. From 1987 to 1992, Mr. Cohen served on the board of the Intimate Apparel Council of the American Apparel Manufacturers' Association.

         DANIEL H. LEVY has been a principal of and consultant to LBK Consulting Inc., a retail consulting business, since January, 1997 and during the period from 1994 to April, 1996. From April, 1996 through January, 1997, he served as Chairman of the Board and Chief Executive Officer of Best Products, Inc., a retail sales company which filed for bankruptcy in September, 1996. From 1993 through 1994, Mr. Levy served as Chairman of the Board and Chief Executive Officer of Conran's, a retail home furnishings company. From 1991 to 1993, he was Vice Chairman and Chief Operating Officer of Montgomery Ward, a retail sales company. Mr. Levy is a director of Marks Bros. Inc. Jewelers.

         ROBERT H. MARTINSEN worked at Citicorp/Citibank for thirty-eight years until his retirement in 1995. At that point, he was Chairman of Credit Policy. Prior to that, he was Executive Vice President in charge of corporate business in Asia. Prior to that, he was Chairman and President of Citibank's asset based finance subsidiary, Citicorp Industrial Credit.

         STUART S. LEVY has been Vice President-Finance and the Chief Financial Officer of the Company since November 4, 1996. From January 1993 to July 1996, Mr. Levy was Vice President of Finance and Chief Financial Officer of Xpedite Systems, Inc., a publicly-held provider of enhanced fax services. From August 1996 through October 1996, Mr. Levy provided services to Xpedite Systems, Inc., in connection with the completion and integration of international acquisitions. Prior thereto, he was a financial consultant to an investment group since 1988. He also serves as the Company's Assistant Secretary. Mr. Levy is 55 years old.

COMMITTEES OF THE BOARD--BOARD MEETINGS

         The Board of Directors has standing Audit, Compensation, and Stock Option Committees. The Board of Directors does not have a Nominating Committee. Generally, the members of each committee are appointed by the Board of Directors for a term beginning with the first regular meeting of the Board of Directors following the Annual Meeting and until their respective successors are elected and qualified. The Board of Directors, however, may change the composition of any committee at any time.

         The Audit Committee has such powers as may be assigned to it by the Board of Directors from time to time. It has the responsibility for recommending annually to the Board of Directors the independent auditors to be retained by the Company and reviewing with the officers of the Company and its outside auditors the adequacy of the structure of the Company's financial organization, the implementation of its financial and accounting policies, and results of the audit. The Audit Committee met formally on four occasions during Fiscal 1996 and had numerous informal conferences during such year. During Fiscal 1996, Messrs. Appelle, Crystal, Eagle and Horowitz served on the Audit Committee until October 1, when Mr. Horowitz resigned from the Audit Committee in connection with his employment with the Company, after which the Committee consisted of Messrs. Appelle, Crystal and Eagle. On December 19, Mr. Appelle resigned from the Committee in connection with his employment with the Company, after which the Committee consisted of Messrs. Crystal and Eagle.

         The Compensation Committee has responsibility for reviewing and approving remuneration arrangements for directors and executive officers and for allocating bonuses and recommending new executive compensation plans in which the officers and directors are eligible to participate. The Compensation Committee met on one occasion during Fiscal 1996. During Fiscal 1996, Messrs. Appelle, Crystal, Eagle and Horowitz served on the Compensation Committee until October 1, when Mr. Horowitz resigned from the Compensation Committee in connection with his employment with the Company, after which the Compensation Committee consisted of Messrs. Appelle, Crystal and Eagle. On December 19, Mr. Appelle resigned from the Compensation Committee in connection with his employment with the Company, after which the Compensation Committee consisted of Messrs. Crystal and Eagle.

         The Stock Option Committee makes recommendations to the Board of Directors regarding the Company's stock option and restricted stock plans and has sole authority to set the terms of and grant options pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan. The Stock Option Committee met once during Fiscal 1996. During Fiscal 1996, Messrs. Appelle, Crystal, Eagle and Horowitz served on the Stock Option Committee until October 1, when Mr. Horowitz resigned from the Stock Option Committee in connection with his employment with the Company, after which the Stock Option Committee consisted of Messrs. Appelle, Crystal and Eagle. On December 19, Mr. Appelle resigned from the Stock Option Committee in connection with his employment with the Company, after which the Stock Option Committee consisted of Messrs. Crystal and Eagle.

         During Fiscal 1996, the Board of Directors met on seven occasions and acted on three occasions by unanimous written consent. While serving as a director, each member of the Board of Directors who is standing for reelection attended more than 75% of the total number of meetings of the Board of Directors and of all committees of the Board of Directors on which he was serving during the periods that he served as a director.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


         The following table sets forth certain information, as of May 31, 1997, with respect to beneficial ownership of the Company's Common Stock by:
(i) each of the Company's directors and nominees, (ii) each of the Company's Named Executive Officers (as hereinafter defined), (iii) each person who is known by the Company beneficially to own more than 5% of the Company's Common Stock, and (iv) all directors and executive officers of the Company as a group. All information in the table below with respect to the Common Stock of the Company has been restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995.

 NAME AND ADDRESS                  COMMON STOCK
OF BENEFICIAL OWNER            BENEFICIALLY OWNED(1)         PERCENTAGE OWNED
-------------------            ---------------------         ----------------

Richard Rubin                        479,640(2)                    3.41%
920 Park Avenue
New York, NY 10028

Schaenen Fox Capital                 859,350(3)                    6.11%
 Management LLC
200 Park Avenue
Suite 3900
New York, NY  10166

Pax Clearing Company               1,199,200(4)                    8.52%
 Limited Partnership
440 South LaSalle Street
Suite 3100
Chicago, IL  60605

Putnam Investments, Inc.           1,087,300(5)                    7.73%
1 Post Office Square
Boston, MA  02109

Pioneering Management
 Corporation                         730,000(6)                    5.19%
60 State Street
Boston, MA  02109

Edward T. Creevy                       6,000(7)                      *
11 Nappa Drive
Westport, CT  06886

Ronald Hollandsworth                       0(8)                      *
190 Brookhaven Drive
Wytheville, VA  24382

Harvey A. Appelle                     47,500(9)                      *

James W. Crystal                      23,500(10)                     *

Sidney Eagle                          19,300(11)                     *

Harvey Horowitz                       22,500(12)                     *

Lynn Siemers-Cross                     7,500(13)                     *

Herbert L. Ash                             0                         *

Sheridan C. Biggs                      1,500(14)                     *

Robert H. Cohen                            0                         *

Daniel H. Levy                         5,000                         *

Robert H. Martinsen                    5,000                         *

Stuart S. Levy                         5,000(15)                     *

All directors and officers
as a group (11 persons)              136,800                         *


*    Less than 1%.

(1) Except as otherwise indicated, the information as to securities owned by directors, nominees and executive officers was furnished to the Company by such directors, nominees and executive officers.

(2) Based on information contained in a Form 4 filed with the Securities and Exchange Commission on September 10, 1996 and accounting for the forfeit of 75,000 shares of restricted stock, as described elsewhere herein.

(3) As reported on a Schedule 13G dated February 14, 1997, Schaenen Fox Capital Management, LLC, a registered investment advisor, was the beneficial owner of 859,350 shares, representing approximately 5.9% of the total shares outstanding on that day. Schaenen Fox Capital Management, LLC possesses the sole power to vote, direct the vote, dispose of and direct the disposition of all 859,350 shares. Of the 859,350 shares, Emanon Partners, L.P., a partnership whose investments are managed by Schaenen Fox, holds 795,050 shares. The remainder of such shares are held by several managed accounts to which Schaenen Fox serves as investment advisor.

(4) As reported on a Schedule 13D dated January 27, 1997, Pax Clearing Company Limited Partnership, a clearing firm, was the beneficial owner of 1,199,200 shares, representing approximately 8.54% of the total shares outstanding on that day.

(5) As reported on a Schedule 13G dated January 27, 1997, Putnam Investments, Inc., an investment advisor and parent holding company, was the beneficial owner of 1,087,300 shares, representing approximately 7.7% of the total shares outstanding on that day. The 1,087,300 shares include 85,000 shares beneficially owned by its subsidiary, Putnam Investments Management, Inc. and Putnam Advisory Company, Inc. Putnam Investments, Inc. and Putnam Advisory Company, Inc. have shared voting power for 535,000 of the shares.

(6) As reported on a Schedule 13G dated January 14, 1997, Pioneering Management Corporation was the beneficial owner of 730,000 shares, representing approximately 5.20% of the total shares outstanding on that day.

(7) Based on information contained in a Form 4 filed with the Securities and Exchange Commission on August 9, 1996 and accounting for the forfeit of 15,000 shares of restricted stock, as described elsewhere herein.

(8) Based on information contained in a Form 4 filed with the Securities and Exchange Commission on June 4, 1996 and accounting for the forfeit of 9,000 shares of restricted stock, as described elsewhere herein.

(9) Includes 22,500 shares underlying stock options which have been granted to Harvey A. Appelle pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(10) Includes 22,500 shares underlying stock options which have been granted to James W. Crystal pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(11) Includes 17,500 shares underlying stock options which have been granted to Sidney Eagle pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(12) Includes 22,500 shares underlying stock options which have been granted to Harvey Horowitz pursuant to the Company's 1994 Non-Employee Director Option Plan. Such options are currently exercisable.

(13) Includes 7,500 shares underlying stock options which have been granted to Lynn Siemers-Cross pursuant to the Company's 1992 Stock Option Plan. Such options are currently exercisable.

(14) Includes 500 shares held by Mr. Biggs' wife, as to which he has no voting or investment power and disclaims beneficial ownership.

(15) Shares issued pursuant to Mr. Levy's employment agreement of January 28, 1997, which is summarized in this Proxy Statement under the caption "Executive Compensation-Employment Agreements".

                             EXECUTIVE COMPENSATION

         The following table sets forth compensation paid for the fiscal years ended December 31, 1996, December 2, 1995 and December 3, 1994, to those persons who were, at December 31, 1996 (i) the chief executive officer and (ii) the other most highly compensated executive officers of the Company, who are, or were, the only other executive officers of the Company (collectively, the "Named Executive Officers"). The information in the following tables with respect to the number of shares of Common Stock underlying options, option exercise prices and the number of shares of Common Stock acquired upon the exercise of options has been retroactively restated to reflect the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").

                           SUMMARY COMPENSATION TABLE

                                                                                       ------------------------------
                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                  ANNUAL COMPENSATION                             AWARDS
                                        -------------------------------------------------------------------------------------------
                                                                                                         SECURITIES
                               FISCAL                                OTHER ANNUAL        RESTRICTED      UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION     YEAR      SALARY        BONUS      COMPENSATION (1)     STOCK AWARDS    OPTIONS/SARS   COMPENSATION
-----------------------------------------------------------------------------------------------------------------------------------
Richard Rubin                   1996     $604,167    $        0        $60,574(2)      $1,354,688(8)       25,000      $ 72,233(3)
  President and Chief           1995      500,000     1,500,000         57,249(4)                          50,000        51,950(3)
  Executive Officer until       1994      500,000     1,750,000         62,506(5)                               0        46,908(3)
  December 18, 1996
Edward T. Creevy                1996     $196,667    $        0        $88,220         $  270,938(8)       10,000      $  1,740(6)
  Chief Financial Officer,      1995      190,000       205,000         59,696                             20,000         1,740(6)
  V.P. until November 4,        1994      188,750       200,000              0                             20,000         1,020(6)
  1996
Ronald Hollandsworth            1996     $140,652    $  100,000        $67,520         $  162,563(8)        5,000      $    488(6)
  Corporate Controller until    1995      120,000       100,000         63,435                             10,000           409(6)
  November 4, 1996              1994      118,628       100,000              0                             20,000           339(6)
Harvey A. Appelle(7)            1996            0             0              0                  0           2,500(9)          0
  Chairman of the Board and
  Chief Executive Officer
Harvey Horowitz(7)              1996      124,444             0              0                  0           2,500(9)        960(6)
  Vice President and General
  Counsel
Stuart S. Levy(7)               1996       31,667             0              0                  0               0           470
  Vice President - Finance and
  Chief Financial Officer

-------------------
(1) Includes only items which are, in the aggregate, greater than or equal to the lesser of $50,000 or 10% of the total annual salary and bonus.

(2) This amount represents a car allowance of $17,800, health insurance premiums of $19,924 and disability insurance premiums of $22,850.

(3) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term and whole life insurance for the benefit of the Named Executive Officer.

(4) This amount represents a car allowance of $17,904, health insurance premiums of $19,782 and disability insurance premiums of $19,563.

(5) This amount represents a car allowance of $19,619, health insurance premiums of $16,651 and disability insurance premiums of $26,236.

(6) Represents insurance premiums paid by, or on behalf of, the Company during the covered fiscal year with respect to term life insurance for the benefit of the Named Executive Officer.

(7)  This individual became an executive officer of the Company in 1996.

(8) On April 19, 1996, pursuant to the terms of the Company's 1996 Restricted Stock Plan, Mr. Rubin was granted 75,000 shares, Mr. Creevy was granted 15,000 shares and Mr. Hollandsworth was granted 9,000 shares of restricted stock. The closing price of the Company's common stock on April 19, 1996 was $18.0625. As at December 31, 1996, all of these restricted stock awards had been forfeited under the terms of their grants.

(9) Represents options granted pursuant to the Company's 1994 Non-Employee Director Option Plan.

                            1996 STOCK OPTION GRANTS

         The Company strives to distribute stock option awards broadly throughout the organization. Stock option awards are based on the individual's position and contribution to the Company. The Company's long term performance ultimately determines compensation from stock options because stock option value is entirely dependent on the long-term growth of the Company's common stock price.

         The following table sets forth certain information concerning options granted to the Chief Executive Officer and the Named Executive Officers during Fiscal 1996, including information concerning the potential realizable value of such options.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF STOCK
                                                                                           PRICE APPRECIATION FOR
                                               INDIVIDUAL GRANTS                                OPTION TERM (1)
                            ---------------------------------------------------------      -----------------------
                             NUMBER OF    % OF TOTAL #
                            SECURITIES     OF OPTIONS
                            UNDERLYING     GRANTED TO
                              OPTION        EMPLOYEES       EXERCISE
                              GRANTED       IN FISCAL       PRICE (4)      EXPIRATION
NAME                            (#)            YEAR          ($/SH)           DATE           5%($)         10%($)
----                        ----------    ------------      ---------      ----------      ---------      --------
Richard Rubin                 25,000(2)         11.83%        $18.125        4/19/2006      $284,968      $722,165
Edward T. Creevy              10,000(2)          4.73%         18.125        4/19/2006       113,987       288,866
Ronald Hollandsworth        5,000(2)             2.37%         18.125        4/19/2006        56,994       144,433
Harvey A. Appelle              2,500(3)          1.18%         18.125        4/19/2006        28,497        72,216
Harvey Horowitz                2,500(3)          1.18%         18.125        4/19/2006        28,497        72,216
Stuart S. Levy                     0             0.00%            N/A              N/A           N/A           N/A

-------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2)  These options expired as of March 31, 1997.

(3) Represents options granted to Messrs. Appelle and Horowitz as directors pursuant to the Company's 1994 Non-Employee Director Option Plan. These options are exercisable at any time from the date of grant until the earlier of (i) ten years, and (ii) one year from the grantee's termination as a director.

(4) All options were granted at an exercise price equal to the market value of the Company's common stock on the date of grant.

                                AGGREGATE OPTION
                       EXERCISES IN LAST FISCAL YEAR AND
                        FISCAL YEAR END OPTION VALUES(1)

                                                       NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED                   IN-THE-MONEY
                           SHARES                          OPTIONS AT                          OPTIONS AT
                          ACQUIRED                      DECEMBER 31, 1996                  DECEMBER 31, 1996(2)
                         ON EXERCISE     VALUE       ---------------------------        ---------------------------
NAME                         (#)       REALIZED      EXERCISABLE   UNEXERCISABLE        EXERCISABLE   UNEXERCISABLE
----                     -----------   --------      -----------   -------------        -----------   -------------
Richard Rubin(3)                0       $     0        75,000               0                $ 0            $ 0
Edward T. Creevy(3)        14,000        88,220         4,800          49,200                  0              0
Ronald Hollandsworth(3)     8,000        67,520         7,200          37,800                  0              0
Harvey A. Appelle               0             0        22,500               0                  0              0
Harvey Horowitz                 0             0        22,500               0                  0              0
Stuart S. Levy                N/A           N/A           N/A             N/A                N/A            N/A

-------------------
(1) All options were granted at an exercise price equal to market value of the common stock on the date of grant.

(2) Amount reflects the market value of the underlying shares of common stock at the closing sales price reported on the Nasdaq National Market on December 31, 1996 ($4.625 per share, which amount has been retroactively adjusted to reflect the Stock Split) less the exercise price of each option.

(3)  These options expired as of March 31, 1997.


EMPLOYMENT AGREEMENTS

Harvey A. Appelle

         On June 12, 1997, Mr. Appelle entered into a three-year employment agreement with the Company to serve as its Chairman of the Board and Chief Executive Officer. The agreement provides for a base annual salary of $400,000 for the first two years of the term and of $500,000 for the third year of the term, as well as a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee of the Board, as well as certain insurance and other benefits.

         In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Mr. Appelle 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

         The agreement provides that in the event Mr. Appelle's employment is terminated (except in certain limited circumstances) following a change in control of the Company, Mr. Appelle will have the right to receive severance benefits equal to three times the sum of the last annual salary inclusive of performance bonus (but not incentive bonus).


Lynn Siemers-Cross

         On June 12, 1997, Ms. Siemers-Cross entered into a four-year employment agreement with the Company to serve as its President and Chief Operating Officer. The agreement provides for a base annual salary of $500,000, a discretionary performance bonus based on the achievement of goals to be set annually by the Compensation Committee, but not less than $150,000 for fiscal 1997, as well as certain insurance and other benefits.

         In addition, in connection with the execution of the employment agreement, the Compensation Committee granted to Ms. Siemers-Cross 150,000 restricted shares and options to purchase an aggregate of 150,000 additional shares at a price equal to the closing price of the Common Stock on the date of grant. The agreement further provides for an incentive cash bonus equal to the appreciation over five years of 50,000 shares of stock. The restricted shares, options and right to receive the incentive cash bonus will vest over the term of the agreement, subject to acceleration in the event of a change in control of the Company.

         The agreement provides that in the event Ms. Siemers-Cross' employment is terminated (except in certain limited circumstances) following a change in control of the Company, Ms. Siemers-Cross will have the right to receive severance benefits equal to three times the sum of the last annual salary inclusive of performance bonus (but not incentive bonus).

Harvey Horowitz

         On September 5, 1996, Mr. Horowitz entered into a three-year employment agreement with a subsidiary of the Company to serve as Vice President, General Counsel and Director of Operations. The agreement provides for a base annual salary of $400,000, with an annual increase of 5% for each subsequent year, a non-discretionary performance bonus based on achievement of certain pre-tax profit goals, a discretionary performance bonus based on achievement of pre-tax profits in excess of $30,000,000, as well as certain insurance and other benefits.

         In the event the Company does not renew the agreement, it will pay to Mr. Horowitz compensation for a period of one year following the end of the term of employment.

Stuart S. Levy

         On January 28, 1997, Mr. Levy entered into a two year employment agreement with the Company to serve as Chief Financial Officer, Vice President-Finance and Assistant Secretary. The agreement provides for an annual salary of $335,000, which will increase on November 4, 1997 to $350,000, an annual bonus based on the performance of Mr. Levy and the Company, as well as certain insurance and other benefits.

         The Agreement provides for a grant of 5,000 restricted shares of Common Stock, and options to purchase 100,000 shares of Common Stock at a price of $4.43 per share, vesting over three years.

         The Agreement provides for severance payments to be based on the current year's salary and the preceding year's bonus and to continue for the longer of the remaining term under the Agreement or six months after termination.

        COMPENSATION AND STOCK OPTION COMMITTEES REPORT TO STOCKHOLDERS


         The Compensation Committee of the Board of Directors is responsible for determining the compensation of executive officers of the Company, other than compensation awarded pursuant to the Company's 1992 Stock Option Plan and 1996 Restricted Stock Plan, which are administered by the Stock Option Committee of the Board of Directors. Messrs. Crystal and Eagle comprise the Compensation Committee.

         The Stock Option Committee is responsible for granting and setting the terms of stock options and grants of restricted stock under the Company's 1992 Stock Option Plan and the 1996 Restricted Stock Plan. Messrs. Crystal and Eagle comprise the Stock Option Committee.

GENERAL POLICIES REGARDING COMPENSATION OF EXECUTIVE OFFICERS

         The Company's executive compensation policies are intended (1) to attract and retain high quality managerial and executive talent and to motivate these individuals to maximize shareholder returns, (2) to afford appropriate incentives for executives to produce sustained superior performance, and (3) to reward executives for superior individual contributions to the achievement of the Company's business objectives. The Company's compensation structure consists of base salary, annual cash bonuses, stock options and restricted stock awards. Together, these components link each executive's compensation directly to individual and Company performance.

         Salary. Base salary levels reflect individual positions, responsibilities, experience, leadership and potential contribution to the success of the Company. Actual salaries vary based on the Compensation Committee's subjective assessment of the individual executive's performance and the Company's performance.

         Bonuses. Executive officers are eligible to receive cash bonuses based on the Compensation Committee's subjective assessment of each respective executive's individual performance and the performance of the Company. In its evaluation of executive officers and the determination of incentive bonuses, the Compensation Committee does not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Compensation Committee makes its determination in each case after considering the factors it deems relevant, which may include consequences for performance that is below expectations.

         Stock Options. Stock options are granted at the fair market value of the Common Stock on the date of grant. The stock options are intended to provide employees with sufficient incentive to manage from the perspective of an owner with an equity stake in the business.

         In determining the size of individual option grants, the Stock Option Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of stock options, and the range of potential compensation levels that the option awards may yield. The number and timing of stock option grants to executive officers are decided by the Stock Option Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of option grants, the Stock Option Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Stock Option Committee in awarding stock options is to increase the stock ownership of the Company's management, the Stock Option Committee does not, when determining the amount of stock options to award, consider the amount of stock already owned by an officer. The Stock Option Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         Restricted Stock. Restricted stock awards are granted at prices (or for no consideration) as determined by the Stock Option Committee. The restricted stock awards are intended to attract and retain the services or advice of quality employees, officers, agents, consultants and independent contractors and to provide added incentive to them by encouraging stock ownership in the Company.

         In determining the size of individual restricted stock grants, the Stock Option Committee considers the aggregate number of shares available for grant, the number of individuals to be considered for an award of restricted stock, and the range of potential compensation levels that the restricted stock awards may yield. The number and timing of restricted stock grants to executive officers are decided by the Stock Option Committee based on its subjective assessment of the performance of each grantee. In determining the size and timing of restricted stock awards, the Stock Option Committee weighs any factors it considers relevant and gives such factors the relative weight it considers appropriate under the circumstances then prevailing. While an ancillary goal of the Stock Option Committee in awarding restricted stock is to increase the stock ownership of the Company's management, the Stock Option Committee does not, when determining the amount of restricted stock to award, consider the amount of stock already owned by an officer. The Stock Option Committee believes that to do so could have the effect of inappropriately or inequitably penalizing or rewarding executives based upon their personal decisions as to stock ownership and option exercises.

         In 1993, the Internal Revenue Code was amended to limit the deductibility of certain compensation expenses in excess of $1 million. These changes in the tax laws will apply to the compensation to be paid to executive officers of the Company in Fiscal 1997. The Compensation Committee believes that the compensation paid by the Company in Fiscal 1997 will not result in any material loss of tax deductions for the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR FISCAL 1996

         Mr. Rubin's base salary for Fiscal 1996 was determined by the terms of his employment agreement with a wholly-owned subsidiary of the Company, dated as of November 30, 1995. Mr. Rubin was not granted any bonus for Fiscal 1996. The Stock Option Committee granted to Mr. Rubin in 1996, pursuant to the Company's 1992 Stock Option Plan, options to purchase 25,000 shares of Common Stock at the then-market price of $18.125 per share. These options expired as of March 31, 1997. On April 19, 1996, pursuant to the terms of the Company's 1996 Restricted Stock Plan, Mr. Rubin was granted 75,000 shares of restricted stock. These shares were forfeited as of December 31, 1996 under the terms of their grant.

         On December 18, 1996, Mr. Rubin resigned from all positions with the Company. On such date, Mr. Rubin and the Company entered into a settlement agreement in settlement of any claims which Mr. Rubin may have had in connection with his employment agreement. Such employment agreement was scheduled to run through December 1, 1998. Pursuant to the settlement agreement, the Company agreed to make payments to Mr. Rubin for the period of time from January 1, 1997 through December 31, 1997, totalling $660,000, plus a $15,000 non-accountable expense allowance. The Company also agreed, for a limited period of time, to provide to Mr. Rubin certain benefits, including certain life, health, dental, medical, hospitalization and disability insurance benefits. In consideration for such payments and benefits, Mr. Rubin agreed to provide consulting services to the Company during the aforementioned period.

         On December 19, 1996, Harvey A. Appelle was appointed Chief Executive Officer of the Company. Mr. Appelle did not receive compensation as the Company's Chief Executive Officer in Fiscal 1996.


         COMPENSATION COMMITTEE                       STOCK OPTION COMMITTEE
         ----------------------                       ----------------------

         James W. Crystal                             James W. Crystal
         Sidney Eagle                                 Sidney Eagle

DIRECTOR FEES

         Each non-employee director of the Company receives a fee of $15,000 per year for serving as director, as well as reimbursement for out-of-pocket expenses incurred in connection with his services. Pursuant to the 1994 Non-Employee Director Stock Option Plan, each non-employee director is issued an option to purchase 15,000 shares of Common Stock upon becoming a director of the Company, and an option to purchase 5,000 additional shares each successive year in which such director is re-elected to the Board of Directors. Such options are granted each year on the date of the Company's annual meeting at an exercise price equal to the closing sale price of the Common Stock on the Nasdaq National Market on such date. Although it is the Board of Directors' current policy that such options should not be exercised for at least six months from the date of grant, by their terms such options are exercisable immediately after their grant. Directors who are also executive officers of the Company receive no additional compensation from the Company for services rendered in their capacity as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Mr. Crystal served on the Compensation Committee for the entirety of Fiscal 1996. Mr. Crystal is President and Chairman of Frank Crystal & Co., Inc., which provides insurance brokerage services to the Company. Frank Crystal & Co., Inc. received approximately $154,000 in commissions during 1996 for services rendered to the Company.

         Mr. Horowitz served on the Compensation Committee until October 1, 1996. Until such date, Mr. Horowitz was the managing partner of Squadron, Ellenoff, Plesent & Sheinfeld, LLP, which performs legal services for the Company. During 1996, the Company paid approximately $494,000 in fees and disbursement reimbursement to Squadron, Ellenoff, Plesent & Sheinfeld, LLP. Mr. Horowitz is a party to an employment agreement with a subsidiary of the Company.

SECTION 16(A) - BENEFICIAL OWNERSHIP COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and the other equity securities of the Company. Officers, directors, and greater-than-ten-percent stockholders are required by the regulations of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, during Fiscal 1996, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See section captioned "Compensation Committee Interlocks and Insider Participation."

                               PERFORMANCE GRAPH

         The following graph compares the cumulative stockholder return of the Company from the Company's initial public offering on June 17, 1993 through December 31, 1996 to the cumulative stockholder return of (a) the S&P 500 Composite Index and (b) the S&P Textiles Index based on an assumed investment of $100 on June 17, 1993 and in each case assuming reinvestment of all dividends, if any. The information in the following table reflects the two-for-one stock split paid to all holders of Common Stock of record on December 4, 1995 (the "Stock Split").


                 COMPARISON OF 42-MONTH CUMULATIVE TOTAL RETURN
         DONNKENNY, INC., THE S&P 500 INDEX AND THE S&P TEXTILES INDEX










                               [GRAPHIC OMITTED]










-------------------
(1) With respect to the S&P Textiles Index, which is produced on a month end basis, the points on the graph reflect the value of the index on May 31, 1993, November 30, 1993, November 30, 1994, November 30, 1995 and November 30, 1996, the dates of the last day of the month preceding the date of the initial public offering date and the dates of the 1993, 1994, 1995 and 1996 Fiscal year end, respectively.


                                                     TOTAL RETURN - DATA SUMMARY
                                                      CUMULATIVE TOTAL RETURN
                                ---------------------------------------------------------------
                                6/17/93      12/04/93      12/03/94      12/02/95      12/31/96
DONNKENNY, INC.                     100           137           101           241            67
S & P 500                           100           104           105           144           181
S & P TEXTILES (APPAREL)            100            83            87            89           105

                                   PROPOSAL 2

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


         On November 4, 1996, the Company's then auditors, KPMG Peat Marwick LLP ("KPMG"), informed the Company that they were resigning. They informed the Company that they would no longer be able to rely on representations of financial management and that they did not have access to sufficient, credible information from others within the Company to enable them to continue as auditors. KPMG had expressed no disagreement with the Company during the two most recent fiscal years and subsequent interim period on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to KPMG's satisfaction, would have caused them to make reference in connection with its reports to the subject matter of disagreement. In addition, KPMG's reports on the Company's financial statements for such fiscal periods contained no adverse opinion or disclaimers of opinion nor were such reports qualified or modified as to uncertainty of audit scope or accounting principles.

         On December 17, 1996, on the recommendation of its Audit Committee, the Company engaged Deloitte & Touche LLP to serve as its new auditors to examine the Company's consolidated financial statements for the fiscal years 1994 through 1997 and to render other professional services as required.

         The appointment of Deloitte & Touche LLP as the independent auditors of the Company for the fiscal year ending December 31, 1997 is being submitted to stockholders for ratification.

         Representatives of Deloitte & Touche LLP will be present at the Annual Meeting.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS OF THE COMPANY, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY CARD.


ANNUAL REPORT

         The Annual Report of the Company for the fiscal year ended December 31, 1996 is being mailed to stockholders with this proxy statement.


STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be considered for inclusion in the proxy statement for presentation at the 1998 Annual Meeting must be received by the Company at its offices at 1411 Broadway, New York, New York 10018, no later than February 28, 1998 in order to be included in the proxy statement and form of proxy relating to such meeting. All proposals must comply with applicable Securities and Exchange Commission rules and regulations.


OTHER MATTERS

         The Board of Directors is not aware of any other matter other than those set forth in this proxy statement that will be presented for action at the meeting. If other matters properly come before the meeting, the persons named as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

         THE COMPANY UNDERTAKES TO PROVIDE ITS STOCKHOLDERS WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES FILED THEREWITH. WRITTEN REQUESTS FOR SUCH REPORT SHOULD BE ADDRESSED TO DONNKENNY, INC., 1411 BROADWAY, NEW YORK, NEW YORK 10018. ATTENTION: CORPORATE SECRETARY

                                   PROXY

                               DONNKENNY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS JULY 30, 1997

The undersigned hereby appoints Harvey A. Appelle and Harvey Horowitz, or either of them, proxies with full power of substitution in each of them, in the name, place and stead of the undersigned to vote as proxy all the stock of the undersigned in Donnkenny, Inc.

                      (TO BE SIGNED ON REVERSE SIDE)


                            FOLD AND DETACH HERE

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR    PLEASE MARK     [X]
PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY       YOUR VOTES AS
IS INDICATED, OR IF NO INSTRUCTION IS GIVEN.            INDICATED IN THIS
                                                           EXAMPLE


1. Election of the following nominees, as set forth in the proxy statement.

      FOR the nominees             WITHHELD
 listed below (except as     AUTHORITY to vote for
 marked to the contrary       all nominees listed
          below)                    below

          [ ]                        [ ]

Harvey A. Appelle, James W. Crystal, Harvey Horowitz, Lynn Siemers-Cross, Herbert L. Ash, Sheridan C. Biggs, Robert H. Cohen, Daniel H. Levy and Robert H. Martinsen

For, except vote withheld from the following nominees(s)

--------------------------------------------------------


2. To consider and act upon a proposal to approve ratification of Deloitte & Touche LLP as independent auditors of the Company for the fiscal year ending December 31, 1997

               FOR                AGAINST             ABSTAIN

               [ ]                  [ ]                 [ ]


3. In their discretion, to act upon such other matters as may properly come before the meeting or adjournment thereof.

Please mark, sign, date and return this proxy in the enclosed envelope. (Note: Please sign exactly as your name appears hereon. Executors, Administrators, Trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares held in the name of two or more persons, all should sign.)

Date:
     ------------------------------------------------------------

-----------------------------------------------------------------
                           Signature

Date:
     ------------------------------------------------------------

-----------------------------------------------------------------
                           Signature


                            FOLD AND DETACH HERE

                         [LOGO - DONNKENNY, INC.]

Dear Shareholders:

   This is my first letter to you as Chairman. I assumed this position on December 19, 1996 in an atmosphere of crisis for our Company. In August of 1996, the Company received a letter from the Securities and Exchange Commission indicating an informal inquiry into Donnkenny's financial reporting. The outside directors undertook an internal investigation to determine what if any wrongdoing or irregularities had occurred. A New York law firm and a big six accounting firm assisted in the investigation. As reported in the enclosed Form 10-K, the investigation eventually revealed accounting irregularities and errors dating back to 1994. This set off a series of steps that resulted in the separation from Donnkenny of certain officers, including its Chief Executive Officer, Chief Financial Officer and Controller.

   The reporting irregularities led to a formal investigation by the Securities and Exchange Commission, class action lawsuits and a NASDAQ delisting review (the later of which has been favorably resolved). Moreover, these developments caused Donnkenny's lending institutions to reduce their maximum exposure and even question their willingness to continue to support the Company. We also experienced a reduction in trade support as factors and other suppliers reviewed their respective credit exposure. Finally, in September, Donnkenny had closed on the Fashion Avenue acquisition. The cash that was to be paid for that acquisition would have further drained the Company's reduced resources and when coupled with Fashion Avenue's inherent seasonality, would have exacerbated future financing requirements.

   Given all of these problems, your management is gratified to report that it believes that the immediate financial crisis has been satisfactorily resolved. As announced, our lending institutions have granted the Company a two year credit agreement, increasing credit availability to $101 million. Further, CIT Factors, sophisticated lenders to the apparel industry, recently joined the lending syndicate on a pari passu basis, with the other lenders.

   As of this writing, Donnkenny is well ahead of the business plan submitted to its banks and has ample available credit under its credit agreement. In addition, we have almost completely restored normal relationships with our trade suppliers and their factors. We also rescinded the Fashion Avenue acquisition at a relatively modest cost to the Company. Further, we maintain good relationships with our dedicated staff and our customers. We have achieved this through the following:

   PARTNERING: We have adopted a policy of straightforward, direct communication with our lenders, licensors, customers, vendors and other commercial constituencies, which we believe is essential given recent events and this will be our practice going forward. In the future, we may make errors in judgement or fail to meet stated objectives, but our policy will be to be open and direct in facing and disclosing our shortcomings.

   CONTROLS: With the help of outside consultants, we have carefully produced an operating plan that could be endorsed by our lenders. We installed a forecasting system and a series of financial controls focusing on cash flow but with particular emphasis on asset management. We have imposed greater inventory management discipline which is vital to a company that has become a major importer. These disciplines include firmly encouraging our divisions to clear out their surplus inventory positions in season, as opposed to holding them over. We are also selling off older surplus inventory at little or no margin in 1997. Some of these disciplines will negatively effect this year's earnings, but together with added financial controls will result in a stronger company in the long run.

   EXPENSE REDUCTION: We are in the process of reviewing each area of our businesses with an eye to reducing costs wherever possible. We have reduced staff by over 100 individuals to date. We are reviewing real estate requirements, the distribution process, product sourcing and corporate staff for possible operating savings. This continuous review process is a key component of our business plan.

   However, like most companies, we will not save our way to prosperity. The key to our ultimate success is continued robust sales which results from a product that is well designed, well made, well sourced and well priced, excellent merchandising, and a system that gets that product to our customers on time and in store ready condition. In addition, we must become better at paying attention to the myriad of detail necessary to avoid errors in operations from design all the way to distribution.

   MANAGEMENT. In the last six months or so, Donnkenny has added a new chief financial officer, controller, assistant controller, vice president of sourcing and operations, a divisional president and, most significantly, a chief operating officer: Lynn Siemers-Cross. Lynn is one of the outstanding merchants in this business; she is sharpening the Company's focus and bringing a distinct point of view to our product lines. Her management oversight has been crucial to knitting together disparate organizations and in bringing order to our operations. Under Lynn's guidance, we have undertaken a strategy of centralizing many of our functions, including distribution, sourcing and manufacturing.

   As the accompanying proxy materials indicate, we are recommending prominent business leaders as new outside members of the Board of Directors to make additional resources and oversight available to us.

   We expect that 1997 will continue to be a transitional year for Donnkenny. During the year we will focus on asset management and on forging a strong, professional organization which can take advantage of the significant market opportunities which are available to the Company. Your new management believes that the events that contributed to the 1996 crisis are largely behind us and that our ongoing efforts will produce greater cost efficiencies, more effective sourcing and improved customer service. Thanks to the efforts of our employees and management and the allegiance of our long time suppliers, customers and credit sources we are looking forward to further strengthening and growing the Company in the years to come.


                                          Sincerely,

                                          /s/ Harvey A. Appelle

                                          Harvey A. Appelle
                                          Chairman of the Board
                                           and Chief Executive Officer
                                          June 27, 1997

                                 DONNKENNY, INC.









                               ANNUAL REPORT 1996

                                 DONNKENNY, INC.



[THE ANNUAL REPORT SENT TO STOCKHOLDERS CONSISTS OF A COMPLETE COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WHICH WAS PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 1997]